Exhibit 99.1

www.hearstargyle.com NEWS
Contact: Thomas W. Campo (212) 887-6827 tcampo@hearst.com

HEARST-ARGYLE TELEVISION ANNOUNCES RESULTS FOR
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005

NEW YORK, N.Y., February 23, 2006 – Hearst-Argyle Television, Inc. (NYSE: HTV) today announced fourth quarter 2005 earnings per diluted share of $0.11 compared to $0.41 in fourth quarter 2004.  Results reflect the normal broadcast television industry cyclical pattern of political and Olympics advertising and the recording of a non-cash charge of $29.2 million to reduce the carrying value of intangible assets of its hurricane-affected New Orleans station.  Excluding the non-cash impairment charge, fourth quarter earnings per diluted share would have been $0.30.

Results for the Quarter Ended December 31, 2005 vs. December 31, 2004

For the quarter ended December 31, 2005, the Company recorded total revenue of $192.0 million compared to $221.0 million for the quarter ended December 31, 2004, primarily reflecting a $35.6 million decrease in net political revenue to $6.9 million from $42.5 million.   Adjusted EBITDA, a non-GAAP financial measure, was $80.0 million compared to $100.7 million and income applicable to common shareholders was $9.9 million compared to $39.4 million.  Excluding the non-cash impairment charge, income applicable to common shareholders would have been $28.4 million.

Results for the Year Ended December 31, 2005 vs. December 31, 2004

For the year ended December 31, 2005, the Company recorded total revenue of $706.9 million compared to $779.9 million in 2004.  Net political advertising revenue decreased $74.4 million to $12.3 million from $86.7 million.  Also, in 2004, the Company’s 10 NBC affiliates generated $19 million in Olympic advertising revenue.  Adjusted EBITDA was $258.4 million compared to $335.1 million.  Income applicable to common shareholders was $100.2 million, which reflects a $37.4 million tax benefit related to the settlement of an IRS examination and a change in Ohio state tax law, offset by a non-cash charge of $29.2 million to reduce the carrying value of intangible assets of the New Orleans station.   The Company recorded earnings per diluted share of $1.08 in 2005 compared to $1.30 in 2004.

-more-

Commenting on the year, David Barrett, President and Chief Executive Officer said, “During 2005, Hearst-Argyle achieved several important strategic objectives which will help drive growth in 2006 and beyond.

“First, our stations continue to capture leading ratings in local news time periods, syndicated program time periods, and in prime time, consistently ‘overindexing’ our networks’ national ratings.  Second, we successfully completed important retransmission consent negotiations that will result in a significant increase in fees to our stations in 2006, 2007 and 2008.  Third, we completed multi-year affiliation agreements for all of our ABC and CBS affiliated stations, securing valuable network programming for our stations.  Our ABC agreement extends through 2009; our CBS agreement through 2015.

“Importantly, we strategically advanced our digital media initiatives. We and our partners led a restructuring of Internet Broadcasting that was accompanied by our additional investment and increased ownership in this growing company.  Our continued focus on new content initiatives and sales opportunities that derive from impressive growth in users and page views position our local website business for future growth.  And we’ve invested in three other digital media companies, Weather Plus, USDTV and Ripe Digital Entertainment, which give us a stake in both the digital distribution and digital content spaces.”

Commenting on the 2005 financial results, Barrett added, “While our overall revenue and profit performance in 2005 was influenced by the normal cyclicality that affects ad spending in the political sector, and for Olympics, it is notable that our stations generated increased ad spending in eight of our top 12 categories, excluding political, during the fourth quarter and for the full year.  Full year category gains came from the pharmaceutical, retail, furniture/housewares, financial services, packaged goods, soft beverages, beer/wine and attractions categories.  The automotive category showed modest improvement in the quarter, increasing 2%, though for the full year automotive decreased 2%.

“Our station operators continue to be focused on cost management initiatives that help us achieve highly competitive EBITDA margins and free cash flow characteristics.”

Liquidity and Capital Resources

Executive Vice President and Chief Financial Officer Harry Hawks said, “Our financial flexibility and generation of significant free cash flow have enabled us to invest in our people and property, make strategic investments, reduce debt and return capital to shareholders, while increasing our cash balances by $27.9 million to $120.1 million at year end.  During 2005 we:

•                  funded $35.8 million of capital expenditures;

•                  funded $19.6 million in pension contributions;

•                  made $6.5 million of new strategic investments;

•                  repurchased $15 million of debt;

•                  redeemed $11.3 million of our preferred stock;

•                  paid $26 million of dividends on common stock;

•                  paid $9.8 million of dividends on the convertible preferred securities of our subsidiary Capital Trust; and

•                  repurchased 669,227 common shares for an aggregate $16.4 million.”

Hawks added, “We expect cash from operations and availability under our un-drawn $250 million credit facility to provide more than adequate liquidity going forward. We are investing for the future and we estimate capital expenditures in 2006 to be between $60 and $65 million, including building projects in Kansas City, Baltimore, Omaha, and New Orleans restoration; digital news acquisition and editing; and IT infrastructure to support our digital initiatives.  In December we will repay $90 million of our private placement notes.”

2006 Outlook

Hawks added, “For the year ended December 31, 2006, we expect a 7% to 10% increase in total net revenue.  Our 2006 total net revenue, in the range of $756.0 to $777.0 million, is expected to reflect $50.0 to $60.0 million of net political revenue; $16.0 to $18.0 million in digital media net revenue and $16.0 to $17.0 million in retransmission revenue.” Additional revenue information is included in the following three tables:

Components of Total Revenue

($’s in millions)	2005 Actual	2006 Range
Net Advertising Sales (a)	$642.2	$680.0	$695.0
Digital Media Net Revenue	0.3	16.0	18.0
Retransmission Revenue	6.8	16.0	17.0
Network Compensation	19.1	8.0	9.0
Other (b)	38.5	36.0	38.0
Total Net Revenue	$706.9	$756.0	$777.0

(a)               In 2006, Net Advertising Sales includes net political revenue in the range of $50 to $60 million.

(b)              Other includes trade, barter, management fees, production revenue and tower rental.

Seasonality of Political and Total Revenue

	Political	Total Revenue
Q1	3%	22%
Q2	15%	26%
Q3	29%	24%
Q4	53%	28%

Cyclicality of Political and Olympic Net Revenue

($’s in millions)

Political Revenue	2005	2004	2003	2002
First Quarter	$0.7	$10.1	$0.6	$4.8
Second Quarter	2.3	12.0	2.7	8.1
Third Quarter	2.4	22.1	5.5	21.3
Fourth Quarter	6.9	42.5	9.3	39.1
Full Year	$12.3	$86.7	$18.1	$73.3

Olympic Revenue	$0.0	$19.0	$0.0	$15.1

In addition to a modest increase in normal station operating expenses, the company will incur approximately $10.0 million in new expenses to support digital media initiatives and expected revenue.  Also, beginning January 1, 2006, expenses will include an estimated $8.1 million of stock-based compensation expense, which would be split between salaries, benefits and other expense (SB&O) and corporate and administrative expense. Additional information about expenses is included in the following table:

2006  Expense and Expenditures Outlook

	Actual	Outlook
($’s in millions)	2005	2006

Salaries, Benefits and Other Operating Expenses (SB&O)
SB&O, excluding digital and stock expense	$364.4	$380.5
Digital operating expenses	—	10.0
Stock-based compensation	—	3.5
Salaries, Benefits and Other Operating Expenses	364.4	$394.0

Amortization of Program Rights	$60.9	$66.0

Program Payments	$64.1	$65.0

Depreciation & Amortization	$51.7	$60.0

Corporate G&A
Corporate G&A, excluding stock based compensation	$23.1	$26.1
Stock-based compensation	—	4.6
Corporate G&A	$23.1	$30.7

Interest Expense, net	$63.4	$58.0

Interest Expense, net - Capital Trust	$9.8	$9.8

Equity in (Income) Loss of Affiliates	$(2.3)	$0.0

Effective Tax Rate	3.8%	39.5%

Capital Expenditures	$35.8	$65.0

Supplemental Information

Salaries Benefits and Other Operating Expense: For the fourth quarter of 2005, SB&O expense declined $3.3 million or 3.5% due to lower property and casualty insurance expense and lower sales commissions and bonuses. For the year, SB&O expense increased $8.8 million or 2.5% due to higher payroll, employee benefits and Hurricane Katrina related expenses partially offset by decreases in trade, barter and property and casualty insurance expense.

In 2006, SB&O expense is expected to increase 8% to approximately $394.0 million inclusive of approximately $3.5 million of stock-based compensation expense upon implementation of FAS 123(R) on January 1, 2006, and approximately $10 million of expense related to new digital-media initiatives. Excluding these items, SB&O would increase 4.4%.

Amortization of Program Rights: For the quarter and full year 2005, amortization of program rights was lower than the comparative 2004 periods during which the company incurred a $2.2 million write-down of certain syndicated programs.  In 2006, film amortization is expected to increase 6% due to the renewal of certain popular shows at increased rates.

Program Payments: For the quarter, program payments were substantially unchanged. For full year 2005, program payments were $64.1 million and are expected to be $64.9 million in 2006.

Depreciation and amortization: Substantially unchanged in fourth quarter and full year 2005, depreciation and amortization is expected to increase to approximately $60.0 million in 2006.  The increase is due to the expected shorter useful life of certain analog equipment arising from the government mandated digital conversion deadline of February 17, 2009.

Corporate general and administrative expense: For the quarter and full year 2005, corporate and administrative expense declined due to lower compensation and lower costs of complying with Sarbanes-Oxley Section 404.  In 2006, corporate and administrative expense is expected to increase to approximately $30.7 million inclusive of approximately $4.6 million of stock-based compensation expense beginning as of January 1, 2006.

Equity in (income) of affiliates, net: In 2006, equity in (income) of affiliates is expected to break even, reflecting losses from new investments in start-up companies offset by income from other equity investments.

The effective tax rate: For the fourth quarter of 2005, the tax rate was 43.2% and was impacted by a $3.0 million non-tax deductible charge to goodwill of the New Orleans station.  For the full year, the tax rate was 3.8% which gives effect to $37.4 million of tax benefits resulting from the settlement of an IRS examination and a change in Ohio state tax law.  In 2006, the effective tax rate is expected to be 39.5%.

Cash and Total Leverage: At December 31, 2005, the Company had $120.1 million of cash on hand and total debt of $867.2 million.  The Company’s ratio of total debt to adjusted EBITDA for the twelve months ended December 31, 2005 was 3.4x.

Share Purchases by Hearst: During the fourth quarter, The Hearst Corporation purchased 843,400 shares of Hearst-Argyle Series A Common Stock at a cost of $20.2 million, bringing shares purchased during the full year to 2.6 million shares at a cost of $63.9 million.   From May 1998 through December 2005, Hearst purchased approximately 20.4 million shares and, as indicated in its amended 13-D filing dated September 28, 2005, is authorized to purchase up to 25 million shares.

Non-GAAP Measures

For a reconciliation of non-GAAP financial measurements contained in this news release and the accompanying income statements, please see the Supplemental Disclosures table at the end of this release.  An updated Supplemental Disclosures reconciliation table will also be posted quarterly to the Company’s Web site, www.hearstargyle.com, in the Corporate Information section under “Financials.”

About Hearst-Argyle

Hearst-Argyle Television, Inc. owns 25 television stations, and manages an additional three television and two radio stations, in geographically diverse U.S. markets. The Company’s television stations reach approximately 18% of U.S. TV households, making it one of the largest U.S. television station groups.  The Company owns 10 NBC affiliates, and is the second-largest NBC affiliate owner.  Hearst-Argyle also owns 12 ABC affiliated stations, and manages an additional ABC station owned by The Hearst Corporation, and is the largest ABC affiliate group. The Company also owns two CBS affiliates.  As of December 31, 2005, the Hearst Corporation owned 70.5% of Hearst-Argyle’s total shares outstanding.  Hearst-Argyle Series A Common Stock trades on the New York Stock Exchange under the symbol “HTV.”  HTV debt is rated investment grade by Moody’s (Baa3), Standard & Poor’s (BBB-) and Fitch (BBB-), each with a stable outlook.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements.  We base these forward-looking statements on our current expectations and projections about future events.  These forward looking statements generally can be identified by the use of statements that include phrases such as “anticipate”, “will”, “may”, “likely”, “plan”, “believe”, “expect”, “intend”, “project”, “forecast” or other such similar words and/or phrases.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, trends and projections involving revenue, income, earnings, cash flow, liquidity, operating expenses, assets, liabilities, capital expenditures, dividends and capital structure, involve risks and uncertainties, and are subject to change based on various important factors.  Those factors include the impact on our operations from:

•                  Changes in Federal regulation of broadcasting, including changes in Federal communications laws or regulations;

•                  Local regulatory actions and conditions in the areas in which our stations operate;

•                  Competition in the broadcast television markets we serve;

•                  Our ability to obtain quality programming for our television stations;

•                  Successful integration of television stations we acquire;

•                  Pricing fluctuations in local and national advertising;

•                  Changes in national and regional economies;

•                  Changes in advertising trends and our advertisers’ financial condition; and

•                  Volatility in programming costs, industry consolidation, technological developments, and major world events.

These and other matters may cause actual results to differ from those we describe.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Consolidated Statements of Income

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005 (1)	2004 (1)	2003 (1)	2005 (1)	2004 (1)	2003 (1)
	(In thousands, except per share data)			(In thousands, except per share data)

Total revenue (2)	$191,978	$221,046	$190,606	$706,883	$779,879	$686,775

Station operating expenses:
Salaries, benefits and other operating costs	91,089	94,426	87,432	364,421	355,641	330,519
Amortization of program rights	15,262	18,362	15,210	60,912	63,843	62,845
Depreciation and amortization	12,867	13,061	18,243	51,728	50,376	55,467
Impairment loss (3)	29,235	—	—	29,235	—	—
Corporate, general and administrative expenses	5,590	7,518	4,314	23,149	25,268	19,122
Operating income	37,935	87,679	65,407	177,438	284,751	218,822

Interest expense, net	16,499	15,477	16,446	63,375	63,730	68,215
Interest expense, net - Capital Trust	2,438	7,425	3,750	9,750	18,675	15,000
Other expense (4)	2,500	1,200	—	2,500	3,700	—
Equity in (income) of affiliates, net (5)	(848)	(483)	(461)	(2,321)	(1,648)	(923)

Income before income taxes	17,346	64,060	45,672	104,134	200,294	136,530

Income taxes	7,496	24,447	11,767	3,917	76,352	42,309
Net income	9,850	39,613	33,905	100,217	123,942	94,221

Less preferred stock dividends	—	251	298	2	1,067	1,211
Income applicable to common stockholders	$9,850	$39,362	$33,607	$100,215	$122,875	$93,010

Income per common share–basic	$0.11	$0.42	$0.36	$1.08	$1.32	$1.00
Number of common shares used in the calculation	92,777	92,788	92,692	92,826	92,928	92,575

Income per common share–diluted	$0.11	$0.41	$0.36	$1.08	$1.30	$1.00
Number of common shares used in the calculation (6)	93,076	101,210	101,133	93,214	101,406	92,990

Dividends per common share declared	$0.07	$0.07	$0.06	$0.28	$0.25	$0.06

Supplemental Financial Data:
Net local & national ad revenue (excluding political)	$169,146	$165,392	$164,263	$629,778	$634,021	$603,332
Net political revenue	$6,902	$42,543	$9,327	$12,393	$86,733	$18,113
Network compensation	$4,815	$7,086	$8,038	$19,087	$28,980	$32,152
Retransmission consent revenue	$1,542	$555	$563	$6,765	$1,822	$1,900
Other revenues	$9,573	$5,470	$8,415	$38,860	$28,323	$31,279
Net cash provided by operating activities	$33,487	$54,667	$53,529	$131,293	$195,667	$179,075
Program payments	$16,637	$16,399	$15,425	$64,104	$62,247	$62,039
Capital expenditures	$10,821	$10,242	$5,543	$35,839	$36,380	$25,392
Cash paid for income taxes, net of refunds (7)	$4,153	$18,245	$(6,915)	$39,892	$59,318	$5,082
Cash				$120,065	$92,208	$71,528
Debt, net of cash				$747,152	$790,193	$811,047
Note payable to Capital Trust				$134,021	$134,021	$206,186
Common shares outstanding, net of treasury shares				92,652	92,855	92,767

Supplemental Non-GAAP Data (*):
Adjusted EBITDA	$80,037	$100,740	$83,650	$258,401	$335,127	$274,289
Free cash flow	$22,666	$44,425	$47,986	$95,454	$159,287	$153,683

(*) See Supplemental Disclosures Regarding Non-GAAP Financial Information at the end of this news release.

See accompanying notes on the following pages.

Notes to Consolidated Statements of Income

(1)  Includes (i) the results of the Company’s 24 (which excludes WMTW-TV) television stations which were owned for the entire period presented; (ii) the results of WMTW-TV, after its acquisition by the Company, from July 1, 2004 through December 31, 2005; and (iii) the management fees derived by the three television and two radio stations managed by the Company for the entire period presented.

(2) Total revenue includes advertising revenue net of agency commission expense, network compensation, retransmission consent revenue and trade and barter revenue.

(3) We perform our annual review for impairment of goodwill and other indefinite lived intangible assets in the fourth quarter in connection with the preparation of our annual financial statements. Due to the negative impact of Hurricane Katrina and the uncertainty of the future growth of the New Orleans market, we recorded an impairment loss of $29.2 million to write down WDSU-TV’s FCC license by 26.2 million and goodwill by $3.0 million.

(4)  Other expense represents a loss recorded upon termination of the NBC/Hearst-Argyle syndication venture in the three and twelve months ended December 31, 2005. In the three and twelve months ended December 31, 2004, respectively, other expense represents a $1.2 million and $3.7 million write-down to net realizable value of the Company’s investment in ProAct Technologies Corporation (“ProAct”).  In December 2004, ProAct sold its assets to a third party as part of an overall plan of liquidation.

(5)  Represents the Company’s equity interests in the operating results of (i) entities related to Internet Broadcasting Systems, Inc., (ii) NBC/Hearst-Argyle Syndication, LLC and (iii) Ripe Digital Entertainment.

(6)  The number of common shares used in the calculation of diluted EPS for the three months ended December 31, 2004, includes 7,935,068 shares of Series A common stock to be issued upon the conversion of 1,400,000 shares of Series A 7.5% Preferred Securities and 2,600,000 shares of Series B 7.5% Preferred Securities (collectively “Securities”).  For all other periods presented, these shares were not included in the computation of diluted EPS because to do so would have been antidilutive. For the purpose of calculating diluted EPS, interest expense, net of tax, related to the Capital Trust is added back to Income applicable to common stockholders in the following amounts of approximately $2,321,000 and $9,285,000 for the three and twelve months ended December 31, 2004. For the three and twelve months ended December 31, 2005, interest expense, net of tax, related to the Capital Trust is not included in the calculation of diluted EPS because to do so would be anti-dilutive.

(7)  Cash paid for income taxes is presented net of tax refunds received by the Company. For the three months ended December 31, 2005, the Company did not receive any tax refunds. For the three months ended Decmber 31, 2004, the Company received $8,116. For the twelve months ended December 31, 2005 and 2004, the Company received tax refunds of $.03 million and $1.2 million, respectively.

HEARST-ARGYLE TELEVISION, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

Adjusted EBITDA

In order to evaluate the operating performance of our business, we use certain financial measures, some of which are calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as net income, and some of which are not, such as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”).  In order to calculate the non-GAAP measure adjusted EBITDA, we exclude from net income the financial items that we believe are less integral to the day-to-day operation of our business.  We have outlined below the type and scope of these exclusions and the limitations on the use of the adjusted EBITDA measure as a result of these exclusions.  Adjusted EBITDA is not an alternative to net income, operating income, or net cash provided by operating activities, as calculated and presented in accordance with GAAP.  Investors and potential investors in our securities should not rely on adjusted EBITDA as a substitute for any GAAP financial measure.  In addition, our calculation of adjusted EBITDA may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

We use the adjusted EBITDA measure as a supplemental financial metric to evaluate the performance of our business that, when viewed together with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of the factors and trends affecting our business than the GAAP results alone.  Adjusted EBITDA is a common alternative measure of financial performance used by investors, financial analysts, and rating agencies.  These groups use adjusted EBITDA, along with other measures, to estimate the value of a company, compare the operating performance of a company to others in its industry, and evaluate a company’s ability to meet its debt service requirements.  In addition, adjusted EBITDA is a key financial measure for the Company’s stockholders and financial lenders, since the Company’s current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company’s compliance with debt covenants.

We define adjusted EBITDA as net income adjusted to exclude the following line items presented in our consolidated statements of income:  interest expense, net; interest expense, net – Capital Trust; income taxes; depreciation and amortization; equity in income or loss of affiliates; other income and expense; and non-recurring special charges.  Set forth below are descriptions of each of the financial items that have been excluded from net income in order to calculate adjusted EBITDA as well as the material limitations associated with using adjusted EBITDA rather than net income, the most directly comparable GAAP financial measure, when evaluating the operating performance of our core operations:

•                  Interest expense, net, and Interest expense, net – Capital Trust.  By excluding these expenses, we are better able to compare our core operating results with other companies that have different financing arrangements and capital structures.  Nevertheless, the amount of interest we are required to pay does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Income taxes.  By excluding income taxes, we are better able to compare our core operating results with other companies that have different income tax rates.  Nevertheless, the amount of income taxes we incur does reduce the amount of funds otherwise available for use in our core business and therefore may be useful for an investor to consider.

•                  Depreciation and amortization.  By excluding these non-cash charges, we are better able to compare our core operating results with other companies that have different histories of acquiring other businesses.  Nevertheless, depreciation and amortization are important expenses for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment and the gradual decline in value over time of our intangible assets with finite lives.  Furthermore, depreciation expense is affected by the level of capital expenditures we make to support our core business and therefore may be useful for an investor to consider.

•                  Impairment Loss. The impairment loss is a non-recurring, non-cash item resulting from the write down of intangibles and goodwill as part of our routine FAS 142 analysis. Excluding the impairment loss provides investors with more comparable information about our Company’s operating performance.

•                  Equity in income of affiliates, net.  This is a non-cash item which represents our proportionate share of income or loss from affiliates in which we hold minority interests.  As we do not control these affiliates, we believe it is more appropriate to evaluate the performance of our core business by excluding their results.  However, as we make investments in affiliates for purposes which are strategic to the Company, the financial results of such affiliates may be useful for an investor to consider.

•                  Other income and expense, and special charges.  These are non-recurring items which are unrelated to the operations of our core business and, when they do occur, can fluctuate significantly from one period to the next.  By excluding these items, we are better able to compare the operating results of our underlying, recurring core business from one reporting period to the next.  Nevertheless, the amounts and the nature of these items may be useful for an investor to consider, as they can be material and can sometimes increase or decrease the amount of funds otherwise available for use in our core business.

The following tables provide a reconciliation of net income to adjusted EBITDA in each of the periods presented:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004	2003	2005	2004	2003
	(In thousands)			(In thousands)

Net income	$9,850	$39,613	$33,905	$100,217	$123,942	$94,221
Add: Income taxes	7,496	24,447	11,767	3,917	76,352	42,309
Add: Equity in (income) of affiliates, net	(848)	(483)	(461)	(2,321)	(1,648)	(923)
Add: Other expense	2,500	1,200	—	2,500	3,700	—
Add: Interest expense, net - Capital Trust	2,438	7,425	3,750	9,750	18,675	15,000
Add: Interest expense, net	16,499	15,477	16,446	63,375	63,730	68,215
Operating income	37,935	87,679	65,407	177,438	284,751	218,822
Add: Depreciation and amortization	12,867	13,061	18,243	51,728	50,376	55,467
Add: Impairment loss	29,235	—	—	29,235	—	—
Adjusted EBITDA	$80,037	$100,740	$83,650	$258,401	$335,127	$274,289

Free Cash Flow

In order to evaluate the operating performance of our business, we use the non-GAAP measure free cash flow.  Free cash flow reflects our net cash flow from operating activities less capital expenditures.   Free cash flow is a primary measure used not only internally by our management, but externally by our investors, analysts and peers in our industry, to value our operating performance and compare our performance to other companies in our peer group.  Our management believes that free cash flow provides investors with useful information concerning cash available to allow us to make strategic acquisitions and investments, service debt, pay dividends, meet tax obligations, and fund ongoing operations and working capital needs.  Free cash flow is also an important measure because it allows investors to assess our performance in the same manner that our management assesses our performance.

However, free cash flow is not an alternative to net cash flow provided by operating activities, as calculated and presented in accordance with GAAP, and should not be relied upon as such.  Specifically, because free cash flow deducts capital expenditures from net cash flow provided by operating activities, investors and potential investors should consider the types of events and transactions which are not reflected in free cash flow.  In addition, our calculation of free cash flow may or may not be consistent with that of other companies.  We strongly urge investors and potential investors in our securities to review the reconciliation presented in the table below of free cash flow to net cash flow provided by operating activities, the most directly comparable GAAP financial measure.

The following table provides a reconciliation of net cash flow provided by operating activities to free cash flow in each of the periods presented:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004	2003	2005	2004	2003
	(In thousands)			(In thousands)

Net cash flow provided by operating activities	$33,487	$54,667	$53,529	$131,293	$195,667	$179,075
Less capital expenditures	10,821	10,242	5,543	35,839	36,380	25,392
Free cash flow	$22,666	$44,425	$47,986	$95,454	$159,287	$153,683